As filed with the Securities and Exchange Commission on August 6, 2009.
Registration No. 333-160086

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A.C. MOORE ARTS & CRAFTS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	22-3527763
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856) 768-4930

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Amy Rhoades
Vice President and General Counsel
c/o A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856) 768-4930

(Name, address, including zip code, and telephone number, including area code, of agent for service)
With A Copy To:
Alan H. Lieblich, Esquire
Katharine E. Berg, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
(215) 569-5500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
Common Stock, No Par Value Per Share	4,127,368 Shares(1)	$3.66 (2)	$15,106,167	$843 (3)

(1)	This registration statement is being used to register for resale (i) 4,000,000 shares of common stock issued to one investor pursuant to a private placement which closed on May 27, 2009, referred to as the “Private Placement”; (ii) 127,368 shares of common stock which may become issuable in the future pursuant to the terms of the registration rights agreement entered into as part of the Private Placement. This registration statement shall also cover an indeterminate number of additional shares that may become issuable by virtue of any stock split, dividend or other distribution, recapitalization or similar event in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant’s common stock as reported by the NASDAQ Global Select Market for June 16, 2009, which date is within five business days prior to the initial filing of this registration statement.

(3)	Previously paid by the Registrant in connection with the original filing of this Registration Statement on June 19, 2009.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
A.C. MOORE ARTS & CRAFTS, INC.
4,127,368 Shares of Common Stock
     This prospectus covers the offer and sale of up to 4,127,368 shares of common stock, no par value per share of A.C. Moore Arts & Crafts, Inc., referred to as the “Common Stock,” by Glenhill Special Opportunities Master Fund LLC, or the “Selling Security Holder.” Some or all of the Common Stock may be sold from time to time in various ways by the Selling Security Holder, but the Selling Security Holder is not required to sell any or all of these shares. The price to the public for the shares and the proceeds to the Selling Security Holder at any time will depend on the terms of such sale.
     We will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holder. We have agreed to pay for the expenses of this offering. The Selling Security Holder will bear all broker or similar commissions, if any, attributable to the sales of shares.
     Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “ACMR.” On July 31, 2009, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $3.61.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 6, 2009.
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856) 768-4930

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, or the “Registration Statement.” Under this shelf registration process, the Selling Security Holder may from time to time sell the shares of Common Stock described in this prospectus in one or more offerings.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriter, dealer, agent or other person has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date.
CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS
     As used herein, unless the context otherwise requires, all references to “A.C. Moore,” “the Company,” “we,” “our,” “us” and similar terms refer to A.C. Moore Arts & Crafts, Inc. together with its subsidiaries.
     Certain oral statements made by our management from time to time and certain statements contained herein or in other reports filed by us with the Securities and Exchange Commission, or “SEC,” or incorporated by reference herein or therein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to our results of operations and our business. All such statements, other than statements of historical facts, including those regarding market trends, our financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, “intended,” “will,” “should,” “may,” “believes,” “expects,” “expected,” “anticipates” and “anticipated” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent our current judgment. We disclaim any intent or obligation to update our forward-looking statements. Because forward-looking statements involve risks and uncertainties, our actual results could differ materially. Important factors that could cause actual results to differ materially from our expectations, or “Cautionary Statements,” include those that are discussed in “Risk Factors,” below, as well as “Part I — Item 1. Business,” "— Item 1A. Risk Factors” and “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report of Form 10-K for the year ended January 3, 2009, and “Part I — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended April 4, 2009. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

SUMMARY
     This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the Registration Statement. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety.
Our Company
     We are a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. Our first store opened in Moorestown, New Jersey in 1985. As of April 4, 2009, we operated 132 stores in the Eastern United States from Maine to Florida. Our stores typically range from 20,000 to 25,000 square feet. In fiscal 2008, for stores open for the full calendar year, our average net sales per square foot was $177 and our average net sales per store was $4.0 million. We also serve customers nationally through our e-commerce site, www.acmoore.com. This URL is intended to be an inactive textual reference only. Information on our website is not a part of this prospectus.
     Our mission is to be the first choice of our customers for product selection, value and service that inspires and fulfills unlimited creative possibilities. We believe we provide our customers with the tools and ideas for their creative endeavors through a solution-oriented arts and crafts shopping experience that is differentiated by our broad merchandise assortment, exciting stores, knowledgeable sales associates and competitive prices. We strive to exceed customer expectations and encourage repeat business.
     Our assortment of merchandise consists of more than 60,000 stock-keeping units, or “SKUs,” with approximately 40,000 SKUs offered at each store at any one time. As of April 4, 2009, we offered custom framing in 121 stores. In-store events and programs for children and adults provide hands-on arts and crafts experience and encourage the creativity of our customers.
     Our executive offices are located at 130 A.C. Moore Drive, Berlin, New Jersey 08009, and our telephone number at that address is (856) 768-4930.
The Offering
     This prospectus covers the offer and sale by the Selling Security Holder of up to 4,127,368 shares of Common Stock, referred to as the “Offering.” 4,000,000 shares of Common Stock were sold by us to the Selling Security Holder on May 27, 2009 in a private placement that was exempt from the registration requirements of federal and state securities laws, referred to as the “Transaction.” As part of the Transaction, we also entered into a Registration Rights Agreement with the Selling Security Holder, pursuant to which we may, upon the occurrence of certain specified conditions, become obligated to issue up to an additional 127,368 shares of Common Stock to the Selling Security Holder. See “The Transaction” below. We are also registering for resale any additional shares of Common Stock which may become issuable to the Selling Security Holder as an anti-dilution adjustment by reason of any stock split, dividend or other distribution, recapitalization or similar event.
Risk Factors
     For a discussion of some of the risks you should consider before purchasing shares of our Common Stock, see “Risk Factors” on page 4 of this prospectus.
The Transaction
     On May 27, 2009, in connection with the Transaction, we entered into a Securities Purchase Agreement and a Registration Rights Agreement with the Selling Security Holder.

     The Securities Purchase Agreement provided for the purchase by the Selling Security Holder of 4,000,000 shares of our Common Stock priced at $2.50 per share, referred to as the “Purchased Shares.” The Securities Purchase Agreement contains terms, conditions, representations and warranties customary for this type of transaction. For two years from the closing date, the Selling Security Holder has the right to participate in any issuance by us up to an amount equal to the Selling Security Holder’s pro rata percentage holdings of our total outstanding Common Stock on the same terms, conditions and prices provided for in any such issuance. We also agreed that, until the Registration Statement is declared effective (as described below), we will not issue or enter into any agreement to issue equity, other than pursuant to employee stock incentive programs. We issued the Purchased Shares upon reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act.
     Under the Registration Rights Agreement, we agreed to file the Registration Statement with the SEC within 30 days from the closing date covering the resale of our Common Stock sold to the Selling Security Holder. If the Registration Statement is not declared effective by the SEC within 90 calendar days after filing or ceases to be effective for more than 60 consecutive calendar days or an aggregate of 90 calendar days in any 12-month period, then after each month of non-compliance we are required to issue to the Selling Security Holder the number of shares of our Common Stock equal to 2.0% of the Purchased Shares, referred to as the “Additional Shares,” up to 6.0%. However, the aggregate Additional Shares together with the Purchased Shares may not exceed 19.99% of our issued and outstanding shares of Common Stock immediately prior to the closing.
     This prospectus covers the offer and sale by the Selling Security Holder of both the Purchased Shares and the Additional Shares, as well as any shares of Common Stock which may become issuable by reason of any stock split, dividend or other distribution, recapitalization or similar event which results in an increase in the number of outstanding shares of Common Stock. The Selling Security Holder may sell all, some or none of its shares in this Offering. See “Plan of Distribution.”

RISK FACTORS
     Your investment in our Common Stock involves risks. You should carefully consider the risks described below as well as other information contained or incorporated by reference in this prospectus, including our financial statements and the notes thereto, before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our Common Stock could decline substantially.
Risks Related to our Common Stock
The price and volume of our Common Stock over the last eighteen months has been volatile and may continue to be so. This volatility may mean that, at times, the holders of our Common Stock may be unable to resell their shares at or above the price at which they acquired them.
     Our Common Stock has been subject to significant price and volume volatility, as stock markets in general have experienced significant price and volume volatility over the last eighteen months and as we have had operating losses during that period. The market price and volume of our Common Stock may continue to be subject to significant fluctuations due not only to general stock market conditions but also to any change in sentiment in the market regarding our operations or business prospects.
     The following factors could affect the market price of our Common Stock:
•	worldwide economic conditions;

•	changes in our business, operations or prospects;

•	continued operating losses:

•	loss or bankruptcy of any of our distribution partners or suppliers;

•	departure of key personnel;

•	variations in our quarterly operating results;

•	announcements by our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	actions by The NASDAQ Stock Market, or “NASDAQ,” if we failed to satisfy NASDAQ listing rules;

•	sales of Common Stock or other securities by us in the future; and

•	fluctuations in stock market prices and volumes.
     In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company’s securities. If class action litigation is initiated against us, we will incur substantial costs and our management’s attention will be diverted from our operations. All of these factors could cause the market price of our stock to decline, and investors may lose some or all of the value of their investment.

Our stock could be delisted if we fail to satisfy the NASDAQ rules relating to minimum share price.
     Our Common Stock is traded on NASDAQ. Under NASDAQ rules, our stock price must remain at or above $1.00 per share for continued listing. If we are unable to maintain a minimum bid price of at least $1.00 per share for a period of 30 consecutive business days, our Common Stock could be subject to delisting. On July 31, 2009 our Common Stock closed at a price of $3.61 per share. However, given the volatility in the price of our Common Stock, there is no guarantee that our Common Stock will continue to comply with the NASDAQ requirements. Delisting of our Common Stock could negatively impact us by reducing the liquidity and market price of our Common Stock, and reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing. In addition, delisting could also result in the loss of confidence of our suppliers and current or prospective employees.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.
     Except as described under “Summary — The Transaction,” we are not restricted from issuing additional Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock. Any issuance of additional shares of our Common Stock will dilute the ownership of our existing shareholders. Additionally, if our existing shareholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decrease significantly. The perception in the public market that our shareholders might sell shares of Common Stock could also depress the market price of our Common Stock.
     Sales of a substantial number of shares of our Common Stock or other equity-related securities could depress the market price of our Common Stock. The 4,127,368 shares being registered hereby, other than the 127,368 shares which have not been, and may not be, issued to the Selling Security Holder, will be eligible for resale in the public market as soon as the Registration Statement is declared effective. The market price of shares of our Common Stock may decrease significantly when the Selling Security Holder is able to sell shares of our Common Stock into the market, and again if the remaining shares are issued to the Selling Security Holder. A decline in the price of shares of our Common Stock could impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities, and may cause you to lose part or all of your investment in our shares of Common Stock.
We have not paid dividends on our Common Stock in the past, and we do not anticipate doing so in the foreseeable future.
     Since becoming a public company we have never declared or paid any cash dividends on our Common Stock. We do not currently anticipate paying cash dividends on our Common Stock in the foreseeable future, and intend to retain our future earnings, if any, to finance the expansion of our business. Any such future dividend would be declared and paid at the discretion of our Board of Directors and would depend on our financial condition, results of operations, capital requirements, contractual obligations, the terms of our financing agreements at the time such a dividend is considered and other relevant factors. If we do not declare or pay any cash dividends on our Common Stock, you will benefit from your investment in our Common Stock only if it appreciates in value. There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which you purchase your shares.
The issuance of any series of preferred stock could adversely affect holders of our Common Stock.
     Our Board of Directors is authorized to issue classes or series of our preferred stock without any action on the part of shareholders. Our Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our Common Stock with respect to any of the foregoing, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

As of April 4, 2009 we had $25.4 million indebtedness outstanding under our credit facility, which includes $6.4 million in stand-by letters of credit. Since our Common Stock is equity, any holder of our Common Stock has subordinate rights to the holders of our existing and future indebtedness and a greater risk of loss of the equity investment in us as compared to the equity investment in companies comparable to us with less outstanding indebtedness.
     Shares of our Common Stock are equity interests in us and do not constitute indebtedness. As such, shares of our Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock. As of April 4, 2009 we had $25.4 million indebtedness outstanding under our credit facility, which includes $6.4 million in stand-by letters of credit. Since our Common Stock is equity, any holder of our Common Stock has subordinate rights to the holders of our existing and future indebtedness and a greater risk of loss of the equity investment in us as compared to the equity investment in companies comparable to us with less outstanding indebtedness.
Our corporate documents and Pennsylvania law will make a takeover of our company more difficult, which may limit the market price of our Common Stock.
     Our amended articles of incorporation and amended and restated bylaws and the Pennsylvania Business Corporation Law of 1988, as amended, contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. For example, our amended articles of incorporation and amended and restated bylaws provide for a classified Board of Directors. With our classified Board of Directors, at least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the board. As a result, a provision relating to a classified board may discourage proxy contests for the election of directors or purchases of a substantial block of our Common Stock because its provisions could operate to prevent obtaining control of the board in a relatively short period of time. Our amended articles of incorporation also provide that our directors may be removed only for cause and upon the vote of not less than 80% of the shares of Common Stock represented at a shareholders’ meeting, making it more difficult to effect a change of control in our Board of Directors. In addition, our amended and restated bylaws may not be amended by shareholders except by a similar 80% vote. Our Board of Directors also has the authority to fix the rights and preferences of, and to issue shares of, our preferred stock, which may have the effect of delaying or preventing a change in control of our company without action by our shareholders. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. See “Description of Common Stock — Anti-Takeover Provisions.”
Risks Related to Our Business
The current recession could have a material adverse effect on our business, revenue and profitability.
     The current recession could have a significant impact on our business. As a retailer that is dependent upon consumer discretionary spending, we are facing an extremely challenging fiscal 2009. Our customers may allocate less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced availability of credit and an overall decline in consumer confidence. Any resulting decreases in customer traffic or average value per transaction negatively impact our financial performance as reduced revenues result in sales de-leveraging which creates additional downward pressure on margin. Further, many of the effects and consequences of the recession are currently unknown. Any or all of these could have a material adverse effect on our business, financial condition and results of operations, including but not limited to, our ability to raise additional capital or draw down on our credit facility, if needed.
     In addition, the impact of this crisis on our major suppliers cannot be predicted. The inability of key suppliers to access liquidity, or the insolvency of key suppliers, could lead to their failure to deliver merchandise. If we are unable to purchase products when needed, or if we experience further deterioration in sales traffic in our stores over an extended period of time, our sales and cash flows could be negatively impacted.

Future losses may adversely affect our financial condition and cash flows.
     We had a net loss of $4.3 million for the fiscal quarter ended April 4, 2009. Our primary sources of liquidity include borrowing under our credit facility, available cash and cash equivalents and cash generated from operations. We believe that our primary sources of liquidity will be sufficient to finance our working capital and capital expenditure requirements for at least the next 12 months. However, we cannot provide any assurance that our business will return to profitability or that we will not incur future losses.
If we are unable to comply with the terms of our credit facility, it could materially harm our business and financial condition and restrict our operating flexibility.
     In January 2009, we entered into an asset-based senior secured revolving credit facility. In addition to customary terms and conditions, we are required to maintain greater than $90.0 million in book value of inventory and have excess availability of more than 10 percent of the borrowing base or $6.0 million, whichever is less. As of April 4, 2009, we had $25.4 million outstanding under this facility, which includes $6.4 million in stand-by letters of credit. In the event we are required to draw down further on this facility, our debt will increase and may become substantial relative to our cash position. In the event that we have substantial indebtedness, then our business may be negatively impacted. For example, we may become more vulnerable to general adverse economic and industry conditions; our ability to fund future working capital, capital expenditures and other general corporate requirements may be limited; a substantial portion of our cash flow from operations may be required to service our debt; and our flexibility to react to changes in our business and the industry in which we operate may be limited. If we are unable to satisfy our debt service requirements, we may default under this facility. If we default or breach our obligations, the lender may take actions that include increasing the interest rate on outstanding obligations, discontinuing making advances and accelerating our obligations.
We are a retailer that is dependent on attracting and retaining a large number of quality associates in entry level or part-time positions. Since our ability to meet our labor needs is subject to factors we cannot control, the performance of our business could be negatively impacted by changes in these factors and our cost of doing business could increase as a result of changes in federal, state or local regulations.
     Our performance is dependent on attracting and retaining a large number of quality associates. Many of those associates are in entry level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling our costs is subject to factors we cannot control such as unemployment levels, prevailing wage rates, minimum wage legislation, workers compensation costs and changing demographics. Changes that adversely impact our ability to attract and retain quality associates could adversely affect our performance. In addition, changes in the federal or state minimum wage, living wage requirements or changes in other wage or workplace regulations, including, for example, health care, employee leave or unionization regulations, could increase our costs and adversely affect our financial condition and operating results.
The recently enacted Consumer Product Safety Improvement Act and other existing or future government regulation could harm our business or may cause us to incur additional costs associated with compliance.
     We are subject to various federal, state and local laws and regulations, including but not limited to, laws and regulations relating to labor and employment, U.S. customs and consumer product safety, including the recently enacted Consumer Product Safety Improvement Act, or the “CPSIA.” The CPSIA created more stringent safety requirements related to lead and phthalates content in children’s products. The CPSIA regulates the future manufacture of these items and existing inventories and may cause us to incur losses if we offer for sale or sell any non-compliant items. Failure to comply with the various regulations applicable to us may result in damage to our reputation, civil and criminal liability, fines and penalties and increased cost of regulatory compliance. These current and any future laws and regulations could harm our business, results of operation and financial condition.

An increase in our sales, profitability and cash flow will depend on our ability to increase the number of stores we operate and increase the productivity and profitability of our existing stores.
     If we are unable to increase the number of stores we operate and increase the productivity and profitability of existing stores, our ability to increase sales, profitability and cash flow could be significantly impaired. To the extent we are unable to open new stores as we planned, our sales growth would come only from increases in comparable store sales. There can be no assurance that we will be able to increase our comparable store sales, improve our margin or reduce costs as a percentage of sales. Growth in profitability in that case would depend significantly on our ability to increase margin or reduce costs as a percentage of sales. Further, as we implement new initiatives to reduce the cost of operating our stores, sales and profitability may be negatively impacted.
     There are many factors, some of which are beyond our control, which could impact our ability to increase the number of stores we operate and increase store productivity and profitability. These factors include, but are not limited to:
•	our ability to identify suitable markets in which to expand,

•	the availability of suitable sites for additional stores,

•	our ability to negotiate acceptable lease terms for sites we identify,

•	the availability of acceptable financing to support our growth, and

•	our ability to hire, train and retain a sufficient number of qualified general managers and other store personnel.
Our success will depend on how well we manage growth.
     Even if we are able to expand our store base and increase the productivity and profitability of existing stores, we may experience problems relating to growth, which may prevent any significant increase in profitability or negatively impact our cash flow. For example:
•	The costs of opening and operating new stores, especially in new markets, may offset the increased sales generated by the additional stores.

•	The opening of additional stores in an existing market could reduce net sales from existing stores in that market.

•	The opening of stores in new markets may present competitive and merchandising challenges that are different than those we face in existing markets.

•	The closing or relocation of under-performing stores may result in us retaining liability for outstanding lease obligations.

•	Our growth may outpace our ability to expand, upgrade and improve administrative, operational and management systems, controls and resources.

•	Our suppliers may be unable to meet increased demand for merchandise as a result of the additional stores and increased productivity of our existing stores.

•	We may be unable to expand existing distribution capabilities, or employ third-party distribution services on a cost-effective basis, to provide sufficient merchandise for sale by our new stores.

Our real estate strategy may not result in improved profitability.
     In June 2008, we announced results of our real estate portfolio review. We continue to review our portfolio. As a result of this ongoing review, and in light of the macro-environment for retailing, we may determine to exit certain markets where we cannot achieve operating efficiencies and may reduce new store openings in the future. The estimated costs and charges associated with these actions that we may incur may vary materially based on various factors, including but not limited to, timing in execution, the outcome of negotiations with landlords and other third parties and changes in management’s assumptions and projections. As a result of these events and circumstances, delays and unexpected costs may occur, which could result in our not realizing any or all of the anticipated benefits of this strategy. There is no assurance that changes in our real estate strategy will lead to improved operating results.
A weak fourth quarter would have a material adverse effect on our operating results for the year.
     Our business is highly seasonal. Due to the importance of our peak selling season, which includes the Fall and Winter holiday seasons, the fourth quarter has historically contributed, and is expected to continue to contribute, a significant portion of our net income for the entire year. In anticipation of increased sales activity during the fourth quarter, we incur significant additional expense both prior to and during the fourth quarter. These expenses may include acquisition of additional inventory, advertising, in-store promotions, seasonal staffing needs and other similar items. As a result, any factors negatively affecting us during the fourth quarter of any year, including adverse weather and unfavorable economic conditions, would have a material adverse effect on our results of operations for the entire year.
Our quarterly results fluctuate due to a variety of factors and are not necessarily a meaningful indicator of future performance.
     Our quarterly results have fluctuated in the past and may fluctuate significantly in the future depending upon a variety of factors, including, but not limited to:
•	the mix of merchandise sold,

•	the timing and level of markdowns,

•	promotional events and changes in advertising,

•	adverse weather conditions (particularly on weekends),

•	store openings, closings, remodels or relocations,

•	length and timing of the holiday seasons,

•	merchandise in-stock positions,

•	competitive factors, and

•	general economic and political conditions.
     We believe that period-to-period comparisons of past operating results cannot be relied upon as indicators of future performance. If our operating results fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

Our success depends on Rick A. Lepley, our Chief Executive officer, Joseph A. Jeffries, our Chief Operating Officer, David Abelman, our Chief Marketing and Merchandising Officer and David Stern, our Chief Financial Officer and the loss of any of them could have a negative impact on our ability to execute on our business and operating strategy.
     We are dependent on the services, abilities and experience of our executive officers, including Rick A. Lepley, our Chief Executive Officer, Joseph A. Jeffries, our Chief Operating Officer, David Abelman, our Chief Marketing and Merchandising Officer and David Stern, our Chief Financial Officer. The loss of the services of any of these senior executives and any general instability in the composition of our senior management team could have a negative impact on our ability to execute on our business and operating strategy. In addition, success in the future is dependent upon our ability to attract and retain other qualified personnel, including store general managers. Any inability to do so may have a material adverse impact on our business and operating results.
Competition could negatively impact our operations.
     The arts and crafts industry is highly competitive. We currently compete against a diverse group of retailers, including multi-store arts and crafts retailers, mass merchandisers, small local specialty retailers, mail order vendors and a variety of other retailers. Almost all of our stores face aggressive competition in their market area from one or more of our major competitors. Some of our competitors have substantially greater financial resources and operate more stores than we do. We compete with these and other retailers for customers, suitable retail locations, suppliers and qualified associates. Moreover, alternative methods of selling crafts, such as through e-commerce or direct marketing, result in additional competitors and increased price competition because our customers can comparison shop more readily. In addition, we ultimately compete for our customers against alternative sources of entertainment and leisure independent of the arts and crafts industry. This competition could result in price reductions or a loss of market share.
We may not be able to successfully anticipate changes in merchandise trends and consumer demands and our failure to do so may lead to lost sales.
     Our success depends, in large part, on our ability to anticipate and respond in a timely manner to changing merchandise trends and consumer demand. Accordingly, any delay or failure by us in identifying and correctly responding to changing merchandise trends and consumer demand could adversely affect consumer acceptance of the merchandise in our stores. In addition, we make decisions regarding merchandise well in advance of each of the seasons in which such merchandise will be sold. Significant deviations from projected demand for merchandise would have a material adverse effect on our results of operations and financial condition, either from lost sales due to insufficient inventory or lower margin due to the need to mark down excess inventory.
The failure to accurately respond to inventory requirements may have a material adverse impact on our results from operations.
     While our buyers place initial orders of our merchandise, we depend upon our in-store department managers to reorder the majority of our merchandise. The failure of our buyers or department managers to accurately respond to inventory requirements could adversely affect consumer acceptance of the merchandise in our stores and negatively impact sales, which could have a material adverse effect on our results of operations and financial condition. If we misjudge the market, we may significantly overstock unpopular products and be forced to take significant inventory markdowns, which would have a negative impact on our operating results and cash flow. Conversely, shortages of key items could have a material adverse impact on our operating results.
Unfavorable consumer response to our promotional strategy could materially and adversely affect our sales, profitability and cash flow.
     Advertising promotions, price, quality and value have a significant impact on consumers’ shopping decisions. If we misjudge consumer response to our promotional strategies, our financial condition and operating results could be materially and adversely impacted.

Adverse events could have a greater impact on us than if we had a larger store base in different geographical regions.
     As of April 4, 2009, we operated a chain of 132 stores. Because our current and planned stores are located in the Eastern United States, the effect on us of adverse events in this region (such as weather or unfavorable regional economic conditions) may be greater than if our stores were more geographically dispersed. Because overhead costs are spread over a smaller store base, increases in our selling, general and administrative expenses could affect our profitability more negatively than if we had a larger store base. One or more unsuccessful new stores, or a decline in sales at an existing store, will have a more significant effect on our results of operations than if we had a larger store base.
A disruption in our operations could have a material adverse effect on our financial condition and results of operations.
     Although we have a crisis management plan, we do not have a formal disaster recovery or business continuity plan, and could therefore experience a significant business interruption in the event of a natural disaster, catastrophic event or other similar event. The occurrence of such events or other unanticipated problems could cause interruptions or delays in our business, supply chain or infrastructure which would have a material adverse effect on our financial condition and results of operations. In fiscal 2008, approximately 38 percent of our merchandise units sold were fulfilled through our distribution centers. In addition, our vendors may also be subject to business interruptions from such events. Significant changes to our supply chain or other operations could have a material adverse impact on our results. Our back-up operations and business interruption insurance may not be adequate to cover or compensate us for losses that may occur.
Significant changes in our relationships with key suppliers may adversely impact our business.
     Our performance depends on our ability to purchase merchandise and services at sufficient levels at competitive prices. Our future success is dependent upon our ability to maintain a good relationship with our suppliers. SBAR’S, one of our suppliers, accounted for approximately 18 percent of the aggregate dollar volume of our purchases in fiscal 2008. Generally, we do not have any long-term purchase agreements or other contractual assurances of continued supply, pricing or access to new products, and any vendor could discontinue selling to us at any time. We may not be able to acquire desired merchandise in sufficient quantities or on terms acceptable to us in the future, or be able to develop relationships with new vendors to replace discontinued vendors. Our inability to acquire suitable merchandise or services in the future or the loss of one or more key vendors and our failure to replace any one or more of them may have a material adverse effect on our business, results of operations and financial condition. Our smaller vendors generally have limited resources, production capacities and operating histories, and some of our vendors have limited the distribution of their merchandise in the past. These vendors may be susceptible to cash flow problems, downturns in economic conditions, production difficulties, quality control issues and difficulty delivering agreed-upon quantities on schedule. We also cannot assure you that we would be able, if necessary, to return product to these vendors, obtain refunds of our purchase price or obtain reimbursement or indemnification from any of our vendors if their products prove defective. In addition, any significant change in the payment terms that we have with our key suppliers could adversely affect our financial condition and liquidity.
Our reliance on imported merchandise may negatively impact our business in the event of disruptions or increased costs associated with obtaining such merchandise.
     We have in recent years placed increased emphasis on obtaining floral, seasonal and other items from overseas vendors, with approximately 13 percent of all of our merchandise being purchased directly by us from overseas vendors in fiscal 2008. In addition, many of our domestic suppliers purchase their merchandise from foreign sources. China is the source of a substantial majority of our imported merchandise. Because a large percentage of our merchandise is manufactured or sourced abroad, we are required to order these products further in advance than would be the case if these products were manufactured domestically. Risks associated with our reliance on imported merchandise include, but are not limited to:
•	Disruptions in the flow of imported goods because of factors such as:

•	Raw material shortages, factory consolidations, work stoppages, strikes and political unrest;

•	The inability of vendors to secure adequate credit facilities;

•	Problems with trans-ocean shipping, including storage of shipping containers; and

•	Global or international economic uncertainties, crises or disputes.

•	Increases in the cost of purchasing or shipping imported merchandise that may result from:

•	Increases in shipping rates imposed by trans-ocean carriers;

•	Changes in currency exchange rates and local economic conditions, including inflation;

•	Failure of the United States to maintain normal trade relations with China; and

•	Import duties, quotas and other trade sanctions.
     A disruption in supply of our imported merchandise, or the imposition of additional costs of purchasing or shipping imported merchandise, could have a material adverse effect on our business, financial condition and results of operations unless and until alternative supply arrangements are secured. Products from alternative sources may be of lesser quality or more expensive than those we currently purchase, resulting in a loss of sales or profit.
Our information technology may prove inadequate.
     We depend on our information technology systems for many aspects of our business. Some of our key software has been developed by our own programmers and this software may not be easily integrated with other software and systems. Our business will be materially and adversely affected if our systems are disrupted or if we are unable to improve, upgrade, integrate or expand upon our existing systems. Moreover, we may not be able to implement automated replenishment or realize any benefits from this system in the anticipated timeframe. We may fail to properly optimize the effectiveness of these systems, or to adequately implement, support and maintain the systems, which could have a material adverse impact on our financial condition and operating results.
An increase in the cost of fuel oil and oil-based products could impact our earnings and margin.
     Prices for oil have fluctuated dramatically throughout fiscal 2008 and into fiscal 2009. These fluctuations impact our distribution costs and the distribution costs of our vendors. If the price of fuel increases, our distribution costs will increase which could impact our earnings. In addition, many of the products we sell, such as paints, are oil-based. If the price of oil continues to increase, the price of the oil-based products we purchase and sell may increase, which could impact our margin.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by the Selling Security Holder of the shares of Common Stock offered by this prospectus.
SELLING SECURITY HOLDER
     We agreed to file the Registration Statement with the SEC for the benefit of Glenhill Special Opportunities Master Fund LLC as the Selling Security Holder. The shares of Common Stock are being registered to permit public secondary trading of the shares. The Selling Security Holder or its pledgees, donees, transferees or other successors in interest may offer the shares for resale from time to time.
     The Transaction was exempt from the registration requirements of the Securities Act as set forth in Section 4(2) thereof and the rules and regulations thereunder. The Transaction was made only to an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, who represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The Selling Security Holder and affiliates, officers, directors or owners of more than 5% of the equity securities of the Selling Security Holder have not held any position with us within the past three years other than as a shareholder. The Selling Security Holder is neither a broker-dealer nor an affiliate of a broker-dealer. Glenn J. Krevlin has the ultimate voting and investment control over the shares held by the Selling Security Holder.
     The following table provides certain information with respect to the Selling Security Holder, including the Selling Security Holder’s beneficial ownership of our Common Stock prior to and after the Offering, and the percentage of shares of our Common Stock beneficially owned by the Selling Security Holder, assuming all of the shares covered hereby are sold. Beneficial ownership has been determined in accordance with Rule 13d-3(d) under the Exchange Act.

		Number of	Number of Shares of	Percent of Outstanding
	Total Shares of	Shares of	Common Stock	Common Stock
	Common Stock	Common Stock	Owned Upon	Owned Upon
	Owned Prior	Offered Under	Completion of	Completion of
Name and Address of Selling Security Holder	to the Offering	this Prospectus	the Offering	the Offering
Glenhill Special Opportunities Master Fund LLC c/o Glenhill Capital 598 Madison Avenue, 12th Floor New York, New York 10022	6,127,368(1)(2)	4,127,368	2,000,000(2)	8.1%(3)

(1)	Assumes the issuance of all Additional Shares.

(2)	Includes shares held by the Selling Security Holder directly and indirectly. The Selling Security Holder’s interest includes 682,329 shares of Common Stock held by Glenhill Capital LP, 997,559 shares of Common Stock held by Glenhill Capital Overseas Master Fund LP, and 320,112 shares of Common Stock held by Glenhill Concentrated Long Master Fund LLC. 2,000,000 shares of the 6,127,368 shares set forth in the table were acquired in open market purchases.

(3)	Based on 24,809,531 shares outstanding at June 17, 2009, which assumes all Additional Shares have been issued and resold.
PLAN OF DISTRIBUTION
     The Selling Security Holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the NASDAQ Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the Registration Statement;

•	transactions through broker-dealers that agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The Selling Security Holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or “FINRA,” Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
     In connection with the sale of the Common Stock or interests therein, the Selling Security Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Security Holder may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Security Holder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The Selling Security Holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Security Holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Because the Selling Security Holder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Security Holder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holder.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Security Holder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Security Holder or any other person. We will make copies of this prospectus available to the Selling Security Holder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
DESCRIPTION OF COMMON STOCK
General
     Our amended articles of incorporation, or “Articles,” currently authorize the issuance of 40,000,000 shares of common stock, no par value per share. As of June 17, 2009, we had 24,682,163 shares of Common Stock issued and outstanding, held of record by 102 shareholders.
     The following description of our Common Stock summarizes general terms and provisions that apply to our Common Stock. You should keep in mind, however, that it is our Articles and amended and restated bylaws, or “Bylaws,” and the Pennsylvania Business Corporation Law of 1988, as amended, or the “BCL,” and not this summary, which define your rights as a shareholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our Common Stock. Our Articles and Bylaws are incorporated by reference as exhibits to the Registration Statement. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
     Trading; Transfer Agent and Registrar. Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “ACMR.” The registrar and transfer agent is StockTrans, Ardmore, Pennsylvania.
     Voting Rights. Except as set forth below under “Anti-Takeover Provisions,” each holder of record of our Common Stock is entitled to one vote for each share of our Common Stock held on all matters submitted to a vote of the shareholders, including election of directors. Holders of our Common Stock do not have cumulative voting rights with respect to the election of directors.
     Dividend Rights. The holders of our Common Stock may receive cash dividends, if and when declared by our board of directors out of funds legally available for that purpose, and subject to preferential rights of the holders of preferred stock or other special classes of stock.
     Liquidation Rights. In the event of a liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.
     Preemptive Rights. Holders of our Common Stock do not have any preemptive or similar equity rights solely by ownership of our Common Stock. The Selling Security Holder was granted a preemptive right to participate in any issuance by us for two years from the closing date pursuant to the terms of the Securities Purchase Agreement. See “Summary — The Transaction.”
Anti-Takeover Provisions
     Our Articles and Bylaws contain several provisions intended to limit the possibility of, or make more difficult, a takeover of the Company. In addition to providing for a classified Board of Directors and the issuance of Preferred Stock having terms established by the Board of Directors without shareholder approval, our Articles and Bylaws provide that: (i) at least 80% of the votes entitled to be cast by shareholders is required to approve amendments to the Bylaws, unless at least a majority of the incumbent directors on the Board of Directors has voted in favor of the amendment, in which case only a majority of the votes cast by shareholders is required to approve the amendment; (ii) directors can be removed only for cause and only by a vote of at least 80% of the votes entitled to be cast by shareholders; and (iii) the shareholders of the Company are not entitled to call special meetings of the shareholders. In addition, our Articles provide that actions by shareholders without a meeting must receive the unanimous written consent of all shareholders, unless such action has been previously approved by our Board of Directors. The Articles also permit the Board of Directors to oppose, in its sole discretion, a tender offer or other offer for the Company’s securities and to take into consideration all pertinent issues. Should the Board of Directors determine to reject such an offer, it may take any lawful action to accomplish its purpose, including, among other things, advising shareholders not to accept the offer and commencing litigation against the offeror. Our Bylaws establish procedures for the nomination of directors by shareholders and the proposal by shareholders of matters to be considered at meetings of the shareholders, including the submission of certain information within the times prescribed in the Bylaws.
     In addition, under the BCL, subject to certain exceptions, a business combination between a Pennsylvania corporation and a person owning 20% or more of such corporation’s voting stock, or an “interested person,” may be accomplished only if: (i) the business combination is approved by the corporation’s directors prior to the date on which such person acquired 20% or more of such stock, or if the board approved such person’s acquisition of 20% or more of such stock, prior to such acquisition; (ii) the business combination is approved by the vote of shareholders entitled to cast a majority of votes that all shareholders would be entitled to cast in an election of directors (excluding shares held by the interested person), if the interested person owns shares entitled to cast at least 80% of the votes all shareholders would otherwise be entitled to cast in the election of directors, which vote may occur no earlier than three months after the interested person acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfies certain minimum conditions; (iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock; or (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors (excluding shares held by the interested person), which vote may occur no earlier than five years after the interested person became an interested person. A corporation may exempt itself from this provision by an amendment to its articles of incorporation that requires shareholder approval. Our Articles do not provide an exemption from this provision. Pennsylvania has also adopted other anti-takeover legislation from which we have elected to exempt the Company in our Articles.
     The existence of the foregoing provisions of our Articles and Bylaws and the BCL may discourage other persons or companies from making a tender offer for, or seeking to acquire substantial amounts of our Common Stock.
LEGAL MATTERS
     The validity of the shares of Common Stock offered by this prospectus has been passed upon for us by Blank Rome LLP.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC:
•	in the public reference room maintained by the SEC in Washington, D.C. (100 F Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330, or

•	on the SEC website located at www.sec.gov.
     This prospectus is part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
     Information about us is also available on our website at http://www.acmoore.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Information on our or the SEC’s website is not a part of this prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
     We incorporate by reference into this prospectus the following documents or information filed (File No. 000-23157) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):
•	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended January 3, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2009, April 10, 2009, May 18, 2009, and May 27, 2009; and

•	The description of our Common Stock contained in Form 8-A (File No. 000-23157) filed with the SEC on October 1, 1997, including any amendments or reports filed for the purpose of updating that description.
     Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (including without limitation such documents filed prior to effectiveness of this Registration Statement), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Please direct your oral or written request to:
Amy Rhoades
Vice President and General Counsel
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856)768-4930

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated costs and expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

SEC Registration fees	$843
Printing fees	500
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous	4,500
TOTAL	$25,843

Item 15. Indemnification of Directors and Officers
     Sections 1741 through 1750 of Chapter 17, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, or the “BCL,” contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.
     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.
     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.
     Section 1745 provides that expenses (including attorney’s fees) incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.
     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.
     Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.
     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.
     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.
     The Articles of Incorporation of the Company, as amended, provide that the Company’s directors are not personally liable for monetary damages for any action taken, or any failure to take action, unless they have breached or failed to perform the duties of their office, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     Subject to certain limitations, the Amended and Restated Bylaws of the Company, or the “Bylaws,” provide for indemnification of and advancement of expenses to its directors and officers to the fullest extent permitted by applicable law. The Bylaws also provide that no indemnification or advancement or reimbursement of expenses may be provided to any director or officer of the Company: (a) with respect to expenses or the payment of profits arising from the purchase or sale of the Company’s securities in violation of Section 16(b) of the Exchange Act; (b) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which he or she derived an improper personal benefit; (c) for expenses or liabilities of any type which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Company, or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any action, suit or proceeding without the written consent of the Company, which consent shall not be unreasonably withheld.
Item 16. Exhibits
     The exhibits filed with this Registration Statement are listed in the Exhibit Index beginning on page E-1, which is incorporated herein by reference.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (e) That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, State of New Jersey, on the 6th day of August 2009.

A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/ Rick A. Lepley
Rick A. Lepley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Rick A. Lepley Rick A. Lepley	President and Chief Executive Officer (Principal Executive Officer) and a Director	August 6, 2009

* David Stern	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 6, 2009

* Michael J. Joyce	Chairman of the Board of Directors	August 6, 2009

* Joseph F. Coradino	Director	August 6, 2009

* Neil A. McLachlan	Director	August 6, 2009

* Thomas S. Rittenhouse	Director	August 6, 2009

* Lori J. Schafer	Director	August 6, 2009

*	Signed pursuant to the Power of Attorney included in the signature page of the Registration Statement on Form S-3 the Registrant filed on June 19, 2009.

/s/ Rick A. Lepley Rick A. Lepley

S-1

Exhibit Index

Exhibit No.	Description
3.1	Articles of Incorporation.(1)
3.1.1	Amendment to Articles of Incorporation.(2)
3.1.2	Amendment to Articles of Incorporation.(3)
3.2	Amended and Restated Bylaws.(4)
4.1	Securities Purchase Agreement, dated May 27, 2009, between A.C. Moore Arts & Crafts, Inc. and Glenhill Special Opportunities Master Fund LLC.(5)
4.2	Registration Rights Agreement, dated May 27, 2009, between A.C. Moore Arts & Crafts, Inc. and Glenhill Special Opportunities Master Fund LLC.(5)
5.1	Opinion of Blank Rome LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the Signature Page hereto). (previously filed.)

(1)	Incorporated by reference to the Exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-32859) filed on August 5, 1997.

(2)	Incorporated by reference to the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Incorporated by reference to the Exhibits to the Company’s Current Report on Form 8-K filed on November 21, 2007.

(4)	Incorporated by reference to the Exhibits to the Company’s Current Report on Form 8-K filed on August 27, 2004.

(5)	Incorporated by reference to the Exhibits to the Company’s Current Report on Form 8-K filed on May 27, 2009.